Exhibit 99.1

EXCO Resources, Inc. Borrows Remaining Undrawn Amount of Its

Amended and Restated Credit Agreement

DALLAS—(BUSINESS WIRE)— EXCO Resources, Inc. (NYSE: XCO.BC) (“EXCO” or the “Company”) announced today that the Board of Directors of the Company (the “Board”) has delegated authority to the Audit Committee of the Board (the “Audit Committee”), which is comprised of EXCO’s four independent directors, to explore strategic alternatives to strengthen the Company’s balance sheet and maximize the value of the Company.

The Company, at the direction of the Audit Committee, has retained PJT Partners LP as financial advisors and Alvarez & Marsal North America, LLC as restructuring advisors. The Company continues to retain Kirkland & Ellis LLP as its legal advisor to assist the Audit Committee and management team with the strategic review process.

On September 7, 2017, the Company borrowed approximately $88 million under its Amended and Restated Credit Agreement (the “Revolving Credit Facility”), representing the remaining undrawn amount available under the Revolving Credit Facility. As of September 7, 2017, following the funding of this borrowing, the aggregate principal amount of borrowings under the Revolving Credit Facility were approximately $150.0 million, including letters of credit, and the Company’s current cash balance was approximately $145.0 million. The funds are intended to be used for general corporate purposes.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region. EXCO’s headquarters are located at 12377 Merit Drive, Suite 1700, Dallas, TX 75251.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and strategic and financial alternatives and other business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s liquidity, sources of capital resources and ability to implement or execute on any strategic or financial initiatives, adjust its capital structure, or increase its liquidity; the continued volatility of, or depressed prices in, the oil and gas markets; the continued listing of EXCO’s common shares on the NYSE; the estimates of reserves; availability and costs of services and materials; commodity price changes; regulatory changes; and general economic conditions. These and other factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts

EXCO Resources, Inc.

Tyler S. Farquharson, 214-368-2084

Vice President, Chief Financial Officer and Treasurer

www.excoresources.com

Source: EXCO Resources, Inc.